                                                                    Exhibit 99.2

TRIQUINT TO OFFER $275 MILLION OF CONVERTIBLE
SUBORDINATED NOTES

Hillsboro, Ore., February 14, 2000 -- TriQuint Semiconductor, Inc. (NasdaqNM:TQNT) announced today that it intends to offer, subject to market and other conditions, approximately $275 million in convertible subordinated notes due 2007 in an offering to qualified institutional investors. The interest rate, conversion rate and offering price are to be determined by negotiations among TriQuint and the initial purchasers of the notes. The offering is expected to close in February 2000.

The net proceeds of the offering will be used for general corporate purposes, including capital expenditures and working capital. The company may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

CONTACT: TriQuint Semiconductor, Inc.
         Ed Whitehurst, 503/615-9000
         Fax: 503/615-8900
         Email: ewhitehurst@tqs.com

         or

         Fi. Comm
         Investor Relations Counsel
         Heidi A. Flannery, 503/844-8888


                                      -6-